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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 10)


                          Winton Financial Corporation
                 ---------------------------------------------
                                (Name of Issuer)


                                  Common Stock
                 ---------------------------------------------
                         (Title of Class of Securities)



                                    976446104
                 ---------------------------------------------
                                 (CUSIP Number)


                                December 31, 2003
                 ---------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]    Rule 13d-1(b)
         [ ]    Rule 13d-1(c)
         [x]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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-----------------------
CUSIP No.   976446104               13G
-----------------------

-------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Henry L. Schulhoff

-------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)
        (b)

-------------------------------------------------------------------------------
    3   SEC USE ONLY


-------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

-------------------------------------------------------------------------------
                              5     SOLE VOTING POWER

                                    240,460
        NUMBER OF          ----------------------------------------------------
         SHARES               6     SHARED VOTING POWER
      BENEFICIALLY
          OWNED                     31,800*
         BY EACH           ----------------------------------------------------
    REPORTING PERSON          7     SOLE DISPOSITIVE POWER
          WITH
                                    240,460
                           ----------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    31,800*

-------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        272,260

-------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.00%

-------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*

        IN
-------------------------------------------------------------------------------

*Includes 17,600 shares owned by Mr. Schulhoff's spouse as to which Mr. Schulhoff disclaims beneficial ownership and the filing of this statement should not be construed as an admission that Mr. Schulhoff is the beneficial owner of any securities covered by this Statement.

Item 1(a).   Name of Issuer:
---------
             Winton Financial Corporation

Item 1(b).   Address of Issuer's Principal Executive Offices:
---------
             5511 Cheviot Road
             Cincinnati, Ohio  45239

Item 2(a).   Name of Person Filing:
---------
             Henry L. Schulhoff

Item 2(b).   Address of Principal Business Office or, if none, Residence:
---------
             7 West Seventh Street
             Cincinnati, Ohio  45202

Item 2(c).   Citizenship:
---------
             United States

Item 2(d).   Title and Class of Securities:
---------
             Common Stock

Item 2(e).   CUSIP Number
---------
             976446104

Item 3.      If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b)
------       or (c), check whether the person filing is a:

             (a) [  ]  Broker or Dealer registered under Section 15 of the Act
                       (15 U.S.C. 78o).

             (b) [  ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                       78c).

             (c) [  ]  Insurance Company as defined in section 3(a)(19) of the
                       Act (15 U.S.C. 78c).

             (d) [  ]  Investment Company registered under section 8 of the
                       Investment Company Act of 1940 (15 U.S.C. 80a-8).

             (e) [  ]  An investment adviser in accordance with Section
                       240.13d-1(b)(1)(ii)(E).

                                       3
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             (f) [  ]  An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F).

             (g) [  ]  A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G).

             (h) [  ]  A savings association as defined in Section 13(b) of the
                       Federal Deposit Insurance Act (12 U.S.C. 1813).

             (i) [  ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

             (j) [  ]  A group, in accordance with Section
                       240.13d-1(b)(1)(ii)(J).


Item 4.      Ownership:
-------

             (a)  Amount Beneficially Owned:

                  272,260

             (b)  Percent of Class:

                  6.00%

             (c)  Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:      240,460

                  (ii)  shared power to vote or to direct the vote:     31,800*

                  (iii) sole power to dispose or to direct the
                        disposition of:                                240,460

                  (iv)  shared power to dispose or to direct the
                        disposition of:                                 31,800*

*Includes 17,600 shares owned by Mr. Schulhoff's spouse as to which Mr. Schulhoff disclaims beneficial ownership and the filing of this statement should not be construed as an admission that Mr. Schulhoff is the beneficial owner of any securities covered by this Statement.


Item 5.      Ownership of Five Percent or Less of a Class:
------
             Inapplicable

Item 6.      Ownership of More Than Five Percent on Behalf of Another Person:
------
             Inapplicable



                                       4
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Item 7.      Identification and Classification of the Subsidiary Which Acquired
------       the Security Being Reported on by the Parent Holding Company:

             Inapplicable

Item 8.      Identification and Classification of Members of the Group:
------
             Inapplicable

Item 9.      Notice of Dissolution of Group:
------
             Inapplicable

Item 10.     Certification:
-------
             Inapplicable

Signature:

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



2/17/04                                   /s/ Henry L. Schulhoff
-------------------------                 ------------------------------------
Date                                      Henry L. Schulhoff



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